Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Net2Phone, Inc. for the registration of 4,372,486 shares of its common stock and to the incorporation by reference therein of our report dated October 8, 2004, with respect to the consolidated financial statements and schedule of Net2Phone, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
New York, New York
June 15, 2005